Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

LCR HALLCREST, LLC

and

BIOSYNERGY, INC.

Dated as of November 23, 2021

TABLE OF CONTENTS

Page

1.	Asset Purchase and Sale		1
	1.1	Purchased Assets	1
	1.2	Excluded Assets	2
	1.3	No Assumed Liabilities	2
	1.4	Assumed Contracts and Approved Open Purchase Orders	2
2.	Purchase Price.		3
	2.1	Purchase Price	3
	2.2	Purchase Price Adjustment	3
	2.3	The Closing	3
	2.4	Conditions to Closing.	3
3.	Representations and Warranties Regarding Seller Authority		6
	3.1	Noncontravention	6
	3.2	Proceedings	6
	3.3	Broker Fees	6
4.	Representations and Warranties Concerning the Company		7
	4.1	Title to Assets; Condition and Sufficiency	7
	4.2	Inventory and Receivables.	7
	4.3	Legal Compliance.	7
	4.4	Intellectual Property.	8
	4.5	Assumed Contracts	8
	4.6	Product Functions, Product Liability and Warranties	9
	4.7	Litigation	9
	4.8	Customers and Suppliers	9
	4.9	Related Party Transactions	10
	4.10	Insurance	10
	Representations and Warranties of Buyer		10
	5.1	Organization of Buyer	10
	5.2	Authorization of Transaction	11
	5.3	Noncontravention	11

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	5.4	Broker Fees	11
	5.5	Sufficient Funds	11
6.	Covenants of the Parties.		12
	6.2	Further Assurances	13
	6.3	Record Retention	13
	6.4	Public Announcements	13
	6.5	Confidentiality.	14
	6.6	Non-Competition	15
	6.7	Deferred Assets and Liabilities.	15
	6.8	Receipts and Disbursements.	16
	6.9	Pro Rating of Expenses	16
	6.10	Use of Biosynergy Name	16
7.	Indemnification.		17
	7.1	Seller Indemnification	17
	7.2	Buyer’s Indemnification	18
	7.3	Indemnification Procedures	18
	7.4	Third Party Claims	18
	7.5	Settlement of Third Party Claims	19
	7.6	Direct Claims	19
	7.7	Buyer Group Activities	19
	7.8	Tax Treatment of Indemnification Payments	20
	7.9	Survival	20
	7.10	Amount of Losses	20
	7.11	Tax Treatment of Indemnity Payments	20
	7.12	Exclusive Remedy	21
	7.13	Mitigation; Cooperation	21
8.	Tax Matters.		22
	8.1	Transactional Taxes	22
	8.2	Cooperation on Tax Matters	22
	8.3	Allocation of Purchase Price	22
	8.4	Withholding	22

9.	Additional Terms and Provisions.		22
	9.1	No Third-Party Beneficiaries	22
	9.2	Entire Agreement	23
	9.3	Assignment	23
	9.4	Notices	23
	9.5	Controlling Law	24
	9.6	Jurisdiction and Process	24
	9.7	Waiver of a Jury Trial	24
	9.8	Amendments and Waivers	24
	9.9	Severability; No Waiver	25
	9.10	Expenses	25
	9.11	Full Understanding	25
	9.12	Construction	25
	9.13	Counterparts	25
	9.14	Specific Performance	25
	9.15	Termination	26

Annex 1	Defined Terms

LIST OF EXHIBITS

EXHIBITS:

Exhibit A	Restrictive Covenant Agreement

Exhibit B	Bill of Sale

Exhibit C	Consulting Agreement

LIST OF SCHEDULES

SCHEDULES:

Schedule 1.2(h)	Excluded Assets

Schedule 2.4.3	Inventory

Schedule 3.1	Noncontravention

Schedule 4.1.1	Title to Assets; Condition and Sufficiency

Schedule 4.4	Intellectual Property

Schedule 4.5	Assumed Contracts

Schedule 4.6	Product Functions; Product Liability and Warranties

Schedule 4.7.2	Litigation

Schedule 4.8	Customers and Suppliers

Schedule 4.9	Related Party Transactions

Schedule 4.10	Insurance

Schedule 6.7	Deferred Asset

Schedule 8.3	Tax Allocation Statement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 23, 2021 (the “Agreement Date”), is entered into by and between (i) LCR Hallcrest, LLC, a Delaware limited liability company (“Buyer”), and (ii) Biosynergy, Inc., an Illinois corporation (“Seller” or the “Company”) Buyer and the Company are referred to collectively herein as the “Parties” and each as a “Party.” Capitalized terms used herein have the meanings set forth or cross-referenced in Annex 1 hereto.

RECITALS

WHEREAS, Seller is engaged in the business of the manufacture, marketing, sale and distribution of medical devices utilizing liquid crystal technology to indicate temperature change via color, and associated technologies such as gel packs, activation mechanisms and egg shell intellectual property (the “Business”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets used in or useful to the conduct of the Business, as more fully set forth in Section 1.1 below;

WHEREAS, at the time of Seller’s execution and delivery of this Agreement, Buyer shall also have received a restrictive covenant agreement substantially in the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), duly executed and delivered by each of Fred K. Suzuki, Jr. (“Suzuki”), Beverley R. Suzuki and F.K. Suzuki International Inc.;

WHEREAS, after the date hereof, the Seller intends to seek approval of this Agreement by the chancery court of the State of Illinois in order to permit an orderly and expeditious closing of the transactions contemplated hereby, dissolution of the Seller and to ensure the continued provision of Seller’s medical devices to its customers; and

WHEREAS, a portion of the purchase price payable by Buyer to Seller shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby and incorporating the foregoing background, the Parties agree as follows:

1.	Asset Purchase and Sale

1.1          Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing Date, Seller shall sell, assign, transfer and deliver all of its right, title and interest in and to the Purchased Assets to Buyer, free and clear of all Liens. As used herein, the term “Purchased Assets” shall mean all of the property and rights of Seller in and to the following assets:

(a)    all lists of actual and prospective customers and suppliers of the Business (including, as appropriate, names, addresses, dates and other information customarily maintained by or for the benefit of Seller), including all data and correspondence relating to actual and prospective customers and suppliers from the five (5) years prior to the date hereof;

(b)    all of Seller’s product descriptions, formulations, designs and documentation, and all marketing information and promotional materials, including information relating to any potential new products at any stage of design or development, in each case in any and all media;

(c)    all rights, title and interest in, and claims under, the Contracts set forth on Schedule 1.1(c) (the “Assumed Contracts”), together with the originals of all Assumed Contracts;

(d)    the tangible assets of Seller other than those identified as Excluded Assets, including office furniture and equipment, machines, tools, spare parts, shelving and storage units, office and other supplies, products under research and development, demonstration products and equipment;

(e)    all Intellectual Property of Seller, including the following items as set forth on Schedule 1.1(e): (i) patents, patent applications, patent disclosures and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names and company names; (iii) copyrights, registered or unregistered and copyrightable works; (iv) domain names; (v) mask works; (vi) the name “Biosynergy” (in accordance with Section 6.10); and (vii) all registrations, applications and renewals for any of the foregoing;

(f)    all Books and Records of Seller identified by Buyer after the Agreement Date, whether stored in computer or by any other means or media ,and including those related to customer purchases and supplier orders for the five (5) years preceding the date hereof;

(g)    subject to Section 2.4.3(i), all Inventory;

(h)    all right, title and interest of Seller in, to and under any Permits, including the exclusive right to the 510(k) Clearances ,to the extent the Permits are assignable;

(i)    all plates, artwork, packaging films, and packaging dies of Seller; and

(j)    all of the goodwill of Seller and the Business.

In confirmation of the foregoing sale, assignment and transfer, Seller shall execute and deliver to Buyer at the Closing a Bill of Sale in the form of Exhibit B hereto (the “Bill of Sale”) and such other instruments and assignments as may be reasonably requested by Buyer necessary to convey to Buyer, or evidence in Buyer, good title to the Purchased Assets. Buyer shall remove all tangible Purchased Assets from the Leased Real Property. Following such removal, Buyer shall have no liability to Seller for the disposal on or after the Closing Date of any such removed asset not identified herein as an Excluded Asset.

1.2         Excluded Assets. Anything in Section 1.1 to the contrary notwithstanding, there shall be excluded from the Purchased Assets, (a) all cash and cash equivalents and all accounts receivable (the “Receivables”) of Seller, (b) Seller’s minute books and ownership records, (c) all Tax Returns and related work papers and all rights to the refund or credit, (d) all rights, title and interest of Seller in, and claims of Seller under, any Contract other than the Assumed Contracts, including the Lease, (e) any fixtures and leasehold improvement on the Leased Real Property, (f) all assets and rights of Seller in and with respect to any agreements with directors, officers, employees or independent contractors or any employee benefit plans, (g) all vehicles registered in the name of Seller, and (h) the items set forth on Schedule 1.2(h).

1.3         No Assumed Liabilities. Buyer shall not assume any Liabilities of Seller. The Liabilities of Seller, none of which are assumed by Buyer, are sometimes referred to herein as the “Excluded Liabilities”. Before and after the Closing Date, Seller shall discharge and satisfy in full when due all of the Excluded Liabilities, whether incurred in the Ordinary Course or otherwise.

1.4          Assumed Contracts and Approved Open Purchase Orders. From and after the Closing Date, Buyer shall perform the obligations originally undertaken by Seller under (i) any open purchase orders from customers placed in the Ordinary Course, received by the Company prior to the Closing and not performed in full by the Closing Date, (ii) the Assumed Contracts, but only to the extent that such obligations are to be performed in the Ordinary Course after the Closing Date and are not the result of or arise from any failure of timely payment or performance or breach of warranty by Seller on or prior to the Closing Date or any other breach, default or violation by Seller of the Assumed Contracts, and (iii) each open purchase order issued by Seller after the Agreement Date for supplies used in the Ordinary Course, but only to the extent that Buyer has been notified of and approved the terms and conditions of such purchase order (such approval not to be unreasonably withheld or conditioned), provided that any objection by Buyer to a purchase order presented to it for approval shall be delivered before the end of the following Business Day, or such purchase order shall be deemed to have been approved by Buyer for purposes of this clause (iii).

2.	Purchase Price.

2.1         Purchase Price. Subject to the further terms and conditions set forth herein, in full consideration for Seller’s sale of the Purchased Assets to Buyer, at the Closing, Buyer shall pay to Seller the Purchase Price, as adjusted in accordance with Section 2.2, by wire transfer of immediately available funds to the bank account designated in writing by Seller prior to the Closing Date.

2.2         Purchase Price Adjustment. If on the Closing Date the value of the Inventory, as determined by Buyer based on a physical inventory count conducted by Buyer and observed by Seller at least one Business Day prior to the Closing Date, is greater than $165,000, the Purchase Price shall be adjusted upwards on a dollar-for-dollar basis by the amount by which the Inventory value on the Closing Date exceeds $165,000. If such Inventory value is less than $135,000 (so that the condition to closing in Section 2.4.3(i) is not met), the Parties agree that Buyer may waive such condition and in such case the Purchase Price shall be adjusted downwards on a dollar-for-dollar basis by the amount by which the Inventory value on the Closing Date is less than $135,000.

2.3         The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable and in any event not later than fifteen (15) days after the satisfaction or waiver (to the extent the same may be waived) of the conditions set forth in Section 2.4 (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions on the Closing Date or waiver by the party entitled to waive such conditions), or such other date as the Buyer and the Seller may mutually determine (such date on which the Closing is consummated being referred to herein as the “Closing Date”), provided that for all purposes of this Agreement all matters will be considered to take place simultaneously and no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed . The Closing shall occur remotely via the electronic exchange of execution versions of the agreements, instruments, certificates and other documents to be entered into or delivered by any Party under this Agreement and the signature pages thereto via facsimile or via e-mail by .pdf and the wire transfer of immediately available funds to the applicable Parties.

2.4         Conditions to Closing.

2.4.1    Closing Deliveries by Seller. At the Closing (or such earlier date if specified below), the Company shall deliver the following items to Buyer, each in form and substance reasonably satisfactory to Buyer:

(i)	a counterpart of the Bill of Sale, duly executed by Seller;

(ii)	the Escrow Agreement, duly executed by Seller.

(iii)    counterparts of assignment agreements with respect to the patents, trademarks and copyrights included in the Intellectual Property set forth on Schedule 1.1(f) (the “IP Assignments”), duly executed by Seller;

(iv)    a consulting agreement by and between Buyer and Suzuki, substantially in the form attached hereto as Exhibit C (the “Consulting Agreement”), duly executed by Suzuki;

(v)    actual possession of the Books and Records and all keys, passwords and access control devices and codes to all hardware, Software and network infrastructure owned, licensed or maintained by the Company and included in the Purchased Assets;

(vi)    evidence of the consent of each party to the Assumed Contracts other than the Company to the transactions contemplated hereby;

(vii)    (A) an order of a court of chancery of the State of Illinois in form and substance satisfactory to Buyer, approving the sale of the Purchased Assets (the “Court Order”), which Court Order (x) shall be a final order on the Closing Date and shall not be the subject of an appeal or motion for rehearing or new trial, provided however, that Buyer, in its sole and absolute discretion, may elect to proceed with the Closing even if an appeal from or a motion for rehearing or new trial on the Order is pending, and (y) shall not have been reversed, stayed or otherwise limited as to its terms or effectiveness or modified or amended, without the prior written consent of Buyer, or (B) approval of the transaction by the shareholders of the Company in accordance with applicable Illinois and federal securities Law and otherwise in a manner reasonably satisfactory to Buyer;

(viii)    all of the Seller’s representations and warranties herein and in any other document delivered to Buyer in connection with the transactions contemplated hereby shall be true and correct, and Seller shall have delivered a certificate to such effect to Buyer; and

(ix)    such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of the transactions contemplated hereby.

2.4.2    Closing Deliveries of Buyer. At the Closing (or such earlier date if specified below), Buyer shall deliver the following items to Seller or to the recipient specified below, each in form and substance satisfactory to Seller:

(i)    the Purchase Price, as adjusted in accordance with Section 2.2, less the Indemnification Escrow Amount, less the IDR Withholding Amount;

(ii)    the Indemnification Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations as set forth herein pursuant to the Escrow Agreement;

(iii)    counterparts of the Consulting Agreement and the Restrictive Covenant Agreement, duly executed by Buyer;

(iv)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(v)    all of Buyer’s representations and warranties herein and in any other document delivered to Seller in connection with the transactions contemplated hereby shall be true and correct, and Buyer shall have delivered a certificate to such effect to Seller; and

(vi)    a certificate of the Secretary of Buyer certifying (a) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other agreements, instruments, certificates and documents delivered by or on behalf of Buyer pursuant to this Agreement, and (b) the resolutions of the board of managers of Buyer approving this Agreement and the other agreements, instruments, certificates and documents delivered by or on behalf of Buyer pursuant to this Agreement.

2.4.3    Additional Closing Conditions. The obligations of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

(i)    subject to Section 2.2, Inventory at Closing (including Inventory in the possession of Buyer at Buyer’s facility in Glenview, Illinois) shall have an aggregate value of at least $135,000;

(ii)    Inventory at Closing shall include at least the amounts of each category of raw material and finished goods Inventory set forth on Schedule 2.4.3;

(iii)    the Company shall have continued to submit purchase orders to Buyer or its Affiliates under the Manufacturing Agreement for HemoTemp II to allow for the production of finished goods to meet a lead time to Company customers of seven (7) days from order to shipment;

(iv)    no information shall have been received by Buyer or Suzuki indicating the loss of or a material decline in orders from either of the Company’s two largest customers;

(v)    the average daily number of units of HemoTemp II ordered by each of the Company’s two largest customers for the two months preceding the Closing Date shall be not less than seventy-five percent (75%) of the average daily number of units of HemoTemp II sold by the Company to such customer in the period of twelve (12) months ending August 31, 2021;

(vi)    the Company shall have presented to Buyer, and Buyer shall have made a videographic record of, a demonstration by Suzuki of the Company’s liquid crystal formulation and production process for HemoTemp II and StaFreez, and following such demonstration, Buyer shall have run a full production cycle from liquid crystal production through finished goods in which, for HemoTemp II, the irreversible ELC shall turn from blue to a non-blue color at 10 +/- 0.5° Centigrade (internal temperature) when glassed in on a blood bag initially at 3° Centigrade and set at room temperature to warm;

(vii)    instructions shall have been received by Buyer for the manufacturing process for all Company products for which orders have been received in the most recent twelve (12) month period ended prior to the Closing;

(viii)    the Company shall have delivered to Buyer written instructions for the liquid crystal formulation and production process for all Company products;

(ix)    the Company shall have paid all trade accounts payable to vendors and suppliers for products or services as of the Closing Date for invoices received;

(x)    the Company shall have provided to Buyer reasonably detailed instructions on the Company’s best practices for customer orders, receivables, payables, and supplier purchases, and shall have made arrangements reasonably satisfactory to Buyer for the transfer to Buyer of the Company’s phone lines and online customer support services;

(xi)    the Company shall have obtained either tail product liability insurance or a discontinued products insurance policy in effect through at least May 1, 2023, and otherwise on terms reasonably satisfactory to Buyer, providing continued insurance for liability claims with respect to products of the Company manufactured or sold prior to Closing (the “Product Tail Policy”); and

(xii)    Seller shall have completed and Buyer shall have filed Illinois Form CBS-1, Notice of Sale, Purchase, or Transfer of Business Assets, with the Illinois Department of Revenue (the “IDR”) at least ten (10) Business Days prior to the Closing, and Buyer shall have withheld from the Purchase Price for payment to the IDR such amount (if any) as the IDR shall have notified to Buyer in order to cover pending Tax liabilities of Seller (the “IDR Withholding Amount”).

2.4.4    IDR Withholding Amount. The Buyer shall retain the IDR Withholding Amount pending receipt of a release certificate from the IDR, and upon receipt of such release certificate shall pay to the IDR the amount specified therein as payable to the IDR, and deliver to the Seller the remainder of the IDR Withholding Amount, such payments to be made on the Closing Date or, in the event no release certificate shall have been received by the Closing Date, within five (5) Business Days after the Buyer’s receipt of such certificate.

3.            Representations and Warranties Regarding Seller Authority. As a material inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer as set forth below, except as otherwise set forth on the Seller’s disclosure schedules:

3.1          Noncontravention. Except as set forth on Schedule 3.1, no Consent, exemption, declaration by, filing with, other action by or notification to any Governmental Authority or any other Person, other than the Court Order, or in the alternative, approval by the shareholders of the Company in accordance with applicable Illinois and federal securities Law, is required in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.2          Proceedings. There are no (i) outstanding Orders against Seller, (ii) Proceedings pending or, to the Knowledge of Seller, threatened against Seller, or (iii) investigations by any Governmental Authority that are pending or, to the Knowledge of Seller, threatened against Seller that would reasonably be expected to give rise to any legal restraint or a prohibition against the transactions contemplated in this Agreement or the Ancillary Documents, or seek to prevent, impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement.

3.3          Broker Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

4.            Representations and Warranties Concerning the Company. As a material inducement to Buyer to enter into this Agreement, the Seller hereby represents and warrants to Buyer as set forth below, except as otherwise set forth on the Seller’s disclosure schedules:

4.1          Title to Assets; Condition and Sufficiency.

4.1.1    Except as set forth on Schedule 4.1.1, the Company has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens.

4.1.2     As of Closing, all of the tangible Purchased Assets are located at the Leased Real Property, other than such Inventory in the possession of Buyer pursuant to Section 2.4.3(i).

4.2      Inventory and Receivables.

4.2.1    The Inventory is of good and merchantable quality in all material respects and salable in the Ordinary Course. The quantities of each item of Inventory are reasonably appropriate for conducting the business of the Company in the Ordinary Course of business as conducted by the Company prior to execution of this Agreement..

4.3      Legal Compliance.

4.3.1    Except as set forth in Schedule 4.3.1, during the past three (3) years, the Company has been and is in compliance in all material respects with all applicable Laws, Orders and Authorizations applicable to its assets, properties or operation or the Business. All Authorizations required for the Company to conduct the Business as currently conducted have been obtained and are valid and in full force and effect and are set forth on Schedule 4.3.1. The Company is not, and during the past three (3) years has not been, in default under, or violation of, any such Authorization (and during the past three (3) years, the Company has not received any notice of any such default or violation). To the Knowledge of Seller, no events, circumstances, or state of facts exists which, with notice or the lapse of time or both, would reasonably be expected to result in a material default or material violation of any such Authorization. There are no, and during the past three (3) years there has been no, Proceedings pending or, to the Knowledge of Seller, threatened relating to the nonrenewal, cancellation, suspension, revocation, termination or modification of any such Authorization. No Proceeding by any Governmental Authority with respect to the Company or the Business is pending or, to the Knowledge of Seller, threatened, nor has any Governmental Authority provided notice to the Company of its intention to conduct the same. The Company (i) has not been charged with, and, to the Knowledge of Seller, is not under investigation with respect to, any actual or alleged violation of any applicable Law or other requirement of a Governmental Authority, (ii) is not a party to or bound by any Order, other than the Court Order, and (iii) has not failed to file any report required to be filed with any Governmental Authority.

4.3.2    Without limiting the generality of Section 4.3.1. the Company does not currently have any unresolved findings from FDA audits, including 483s or warning letters, and to the Knowledge of Seller, should the FDA conduct an audit of the Company’s operations in the Ordinary Course, such audit would not result in a finding of material non-compliance or require any material corrective actions by the Company. The Company owns and is in compliance with the FDA Section 510(k) registrations identified as such on Schedule 4.3.1 (the “510(k) Clearances”).

4.3.3    The Company has obtained and is in compliance with all Authorizations required under Environmental Laws to carry on the Business. The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, released, labeled, failed to label, produced or processed any Hazardous Materials, except in compliance with all Environmental Laws and in a manner not reasonably expected to create any Liabilities, and the Seller has no Knowledge any communications indicating otherwise. The Company has not agreed to assume any actual or potential Liabilities under any Environmental Laws of any other Person. The Company has made available to Buyer true, complete and correct copies of all investigations, reports, audits and inspections pertaining to all matters covered in this Section 4.3.

4.4      Intellectual Property.

4.4.1    Schedule 4.4.1 lists all Intellectual Property owned or purported to be owned by the Company that is: (i) currently subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, indicating for each, the applicable jurisdiction, title, registration number, application number, the date issued or registered, and the date filed(the “Intellectual Property Registrations”); or (ii) material to the operation of the Business as it is operated as of the date of this Agreement, but is not subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction. All required filings and fees related to Intellectual Property Registrations have been timely and properly filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are valid and enforceable.

4.4.2    The Company owns all right, title and interest in and to, free and clear of Liens or rights of third parties, or has the right to use pursuant to a valid and enforceable written license set forth in Schedule 4.4.2, all Intellectual Property that is used in the operation of the Business (collectively, the “Company Intellectual Property”). Except as otherwise set forth in Schedule 4.4.2, each item of Company Intellectual Property will be owned and available for use by Buyer following the Closing on substantially identical terms and conditions as it was owned or available for use by the Company prior to the Closing. The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Business. as it is operated as of the date of this Agreement.

4.4.3    Neither the conduct of the Business nor the use of any Company Intellectual Property by Seller has or will, to the Knowledge of Seller, infringe(d), violate(d), conflict(ed) with, or misappropriate(d) any Intellectual Property right of any Person. No employee or consultant of the Company has claimed rights to or any interests in or to any of the Company Intellectual Property. The Company has taken all reasonable steps to protect its rights in confidential information and trade secrets used in the conduct of the Business.

4.4.4    To the extent Company Intellectual Property includes trade secrets or other confidential information, the Company has taken commercially reasonable measures to ensure that such trade secrets or confidential information has been securely kept. The Company has taken commercially reasonable measures to protect the proprietary nature of its Intellectual Property and to maintain in confidence the trade secrets and confidential information owned and/or used by it in connection with the conduct of the Business.

4.5          Assumed Contracts. Seller has made available to Buyer true, correct and complete copies of all Assumed Contracts and true, correct and complete descriptions of all material terms of any oral provisions of any Assumed Contract. With respect to each of the Assumed Contracts, as of the Closing Date, except as set forth on Schedule 4.5: (i) such Assumed Contract is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of Seller, of the other parties thereto and enforceable against the Company and, to the Knowledge of Seller , against the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) the Company is not in breach or default under any such Assumed Contract, and to the Knowledge of Seller, nor is any other party thereunder, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material breach or default by the Company or, to the Knowledge of Seller, any other party thereunder, give the Company or any other party thereunder the right to exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such Assumed Contract (including to the Knowledge of Seller as a result of COVID-19 or COVID-19 Measures), or cause the creation of any Lien on any of the Company’s assets; and (iii) no party to any of such Assumed Contracts has given written notice or, to the Knowledge of Seller, oral notice of any dispute with respect to such Assumed Contract or of its intention to cancel or terminate any such Assumed Contract or to decrease, limit or modify the goods or services purchased from, or provided to, the Company under any such Assumed Contract, or any desire to renegotiate such Assumed Contract.

4.6          Product Functions, Product Liability and Warranties. The Company’s products function according to the marketing materials provided within the product packaging. The functionality of the Company’s products includes performance to the temperature accuracy provided, as well as the ability of the product user to interpret results correctly if the product instructions are followed as written. Except as set forth on Schedule 4.6: (i) there are no material warranties or guarantees that are written and express with respect to any product sold or services rendered by the Company to its customers, and (ii) there are no pending or, to the Knowledge of Seller, threatened claims, Proceedings or investigations with respect to any such warranty or guarantee or concerning any product sold by the Company or any services rendered by the Company or asserting any liability of Seller with respect to any such product or service.

4.7          Litigation.

4.7.1    There is no (i) outstanding Order, writ, injunction, fine, citation, award, decree or any other judgment of any kind whatsoever of any Governmental Authority against, the Company, the Business or any of its properties or assets, or (ii) pending Proceeding of any kind or nature whatsoever or any formal demand which might lead to any Proceeding, or to the Knowledge of Seller, threatened, against the Company (including any of its assets or properties) or the Business, and Seller has no Knowledge of any basis for any of the foregoing, other than the Proceeding for the Court Order.

4.7.2    Schedule 4.7.2 sets forth each Proceeding against the Company in the past three (3) years that has since been fully adjudicated, settled, resolved or is otherwise no longer pending as of the Closing Date.

4.8      Customers and Suppliers.

4.8.1    Schedule 4.8.1 sets forth the top ten (10) largest customers of the Company as measured by gross revenue since December 31, 2020. No customer of the Company (i) has cancelled or otherwise terminated or, to the Knowledge of Seller, threatened to cancel or otherwise terminate or intends to cancel or otherwise adversely modify in any material respect, its relationship with the Company, (ii) has during the last twelve (12) months decreased materially or, to the Knowledge of Seller, threatened to decrease or limit its usage of the services or products of the Company, or (iii) has changed or modified or, to the Knowledge of Seller, intends to change or modify, in any material respect, its policy for awarding Contracts to its suppliers, vendors, partners or providers, in each case whether as a result of the transactions contemplated hereby or otherwise.

4.8.2    Schedule 4.8.2 sets forth (i) the top ten (10) largest suppliers to the Company as measured by purchases since December 31, 2020, and (ii) the suppliers to the Company since December 31, 2020 of the ingredients required for the preparation of its liquid crystal product. No supplier to the Company has cancelled or otherwise terminated, or, to the Knowledge of Seller, threatened in writing to cancel or otherwise terminate or, to the Knowledge of Seller, is dissatisfied in any material respect with its business relationship with the Company, intends to cancel or otherwise adversely modify in any material respect, its relationship with the Business or has during the last twelve (12) months decreased materially, or, to the Knowledge of Seller, threatened to decrease or limit materially, its services, supplies or materials to the Company, in each case whether as a result of the transactions contemplated hereby or otherwise.

4.9          Related Party Transactions. Except as set forth and described on Schedule 4.9, no shareholder, director, manager, member, officer or employee of the Company or any Affiliate or Family thereof (each a “Related Party”), (i) is a party to any agreement, Contract, commitment or transaction with the Company or any of its directors, stockholders, managers, members, officers, employees or Affiliates, or has any interest in any property or assets used by the Company other than in such Person’s capacity as an employee, director or shareholder of the Company or as legal counsel to the Company, or (ii) is the direct or indirect owner of an interest in any Person that is a competitor, supplier or customer of the Company. Except as set forth and described on Schedule 4.9, none of the assets or properties, tangible or intangible, that are used by the Company are owned by any Related Party or an Affiliate of a Related Party (other than the Company).

4.10        Insurance.  Schedule 4.10 sets forth an accurate description of each insurance policy (including whether such policy is claims made or occurrence based) currently utilized and/or maintained by the Company with respect to its products or any of the Purchased Assets. The Company is not in breach or default (or with the giving of notice or lapse of time or both, would be in breach or default) with respect to its obligations under such insurance policies (including with respect to payment of premiums).  Except as set forth on Schedule 4.10, the Company maintains all insurance policies required to be maintained by it pursuant to the terms and conditions of any Assumed Contract.  Except as set forth on Schedule 4.10, there is no pending claim under any such insurance policy.

4.11        Disclaimer of Other Representations and Warranties.

(a)         NONE OF THE SELLER, ANY AFFILIATE THEREOF, OR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) (“REPRESENTATIVES”) OF ANY OF THE FOREGOING, MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PURCHASED ASSETS OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES 3 AND 4 HEREOF, WHICH ARE MADE SOLELY BY THE COMPANY, AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.4.1(viii).

(b)         Without limiting the generality of the foregoing, neither the Seller nor any Affiliate or Representative thereof makes or shall be deemed to have made any representations or warranties in the information or materials relating to the Company or the Business made available to Buyer and its Affiliates, including projections, due diligence materials, data room materials, or in any presentation by management of the Company or others in connection with the transactions contemplated hereby and no statement contained in any of such information or materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby, unless expressly set forth as a representation and warranty in Articles 3 and 4 hereof.

5.            Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as set forth below:

5.1          Organization of Buyer. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware, and it has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. Buyer is duly qualified and is in good standing (or equivalent status) in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer.

5.2          Authorization of Transaction. Buyer has the requisite legal power and authority to sign, deliver, and perform, in accordance with their terms, this Agreement and any other agreements, instruments, certificates and documents contemplated hereby to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other agreement, instrument, certificate and document contemplated hereby to which Buyer is a party has been duly and validly executed and delivered by Buyer. Assuming this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which Buyer is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other agreement, instrument, certificate and document contemplated hereby to which Buyer is a party are the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No approval of any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the consummation of the transactions contemplated hereby.

5.3          Noncontravention. Neither the execution and the delivery of this Agreement and any other agreement, instrument, certificate and document contemplated hereby to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any Law to which Buyer is subject or any provision of its organizational documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, Authorization, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

5.4          Broker Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

5.5          Sufficient Funds. As of the date of this Agreement, Buyer has, and as of the Closing Date will have, sufficient funds readily available to pay the Purchase Price and other amounts in accordance with Section 2.4.2 and to pay all other necessary payments of fees and expenses and to perform all obligations of Buyer contemplated by this Agreement.

5.6          Investigation. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Purchased Assets, the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and the customers of the Company and the effects on the Business resulting from the knowledge of Persons other than the parties hereto of the transactions contemplated hereby (including the identity of Buyer) and (b) has been furnished with, or given access to, such information about the Company, the Purchased Assets and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, as it has requested, including, but not limited to, the documents in the data room. Buyer has reviewed and understands the documentation in the data room and has had an opportunity to ask Seller and its officers, directors, employees and Representatives questions and to conduct due diligence. Buyer further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by the Seller are the representations, warranties, covenants and agreements made in Articles 3 and 4 of this Agreement and in the certificate to be delivered pursuant to Section 2.4.1(viii), (ii) Buyer has not relied upon, and hereby disclaims, any other representations or other information made or supplied by or on behalf of the Seller or any of their respective Affiliates or Representatives, including projections, any information provided in management presentations, data rooms or other due diligence information and that Buyer will not have any right or remedy arising out of any such other representation or other information and (iii) any claims Buyer may have for breach of representation or warranty (inclusive of claims based on Fraud or of any other nature) shall be based solely on the representations and warranties of the Company set forth in Articles 3 and 4 and in the certificate to be delivered pursuant to Section 2.4.1(viii) (in each case, as modified by the Company’s disclosure schedules).

5.7          Legal Proceedings.          There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transaction contemplated in this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

6.	Covenants of the Parties.

6.1.1    Operation of the Business Pending the Closing. During the period from the Agreement Date to the Closing Date, Seller shall cause the Company to operate in the Ordinary Course In furtherance of the foregoing, and except as otherwise provided in this Agreement or as required by applicable Laws, Seller shall ensure that, without the prior written consent of Buyer, the Company:

(a)         shall not:

(i)         acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business thereof;

(ii)         (A) sell, lease, transfer or otherwise dispose of, any of its property or assets, other than the sale of products in the Ordinary Course, or (B) create or suffer the creation of Liens of any kind upon the Purchased Assets (other than Permitted Liens);

(iii)         enter into any agreement or settlement with any Governmental Authority;

(iv)         modify in any material respect any Permit;

(v)         except in the Ordinary Course, enter into, modify in any material respect, renew or extend any Contract, including any purchase order;

(vi)         except in the Ordinary Course, terminate or lay off employees (and in no event shall any such terminations or layoffs trigger any notice requirements under the WARN Act);

(vii)         enter into any agreement or arrangement that by its terms could, after the Closing Date, limit or restrict the Company, or any of its successors or assigns, from engaging or competing in any line of business or in any geographic area; or

(viii)         directly or indirectly, initiate or respond to offers, inquiries or proposals with respect to, or negotiate or participate in discussions about, or provide or disclose information with respect to, or facilitate, accept any offers for or enter into any agreement with respect to, the purchase, sale or transfer (whether by merger, consolidation, or otherwise) of any material assets, or the issuance, sale or transfer of any securities, of the Company; and

(b)          the Company shall:

(i)         promptly comply with any notices from any Governmental Authority relating to the conduct of the Business (and in connection therewith, deliver to Buyer a copy of any such notice and evidence of the Company’s compliance therewith);

(ii)         preserve and keep all of its Books and Records;

(iii)         file all Tax Returns, reports and filings of any kind or nature required to be filed by the Company on a timely basis (within any applicable extension periods) and will timely pay all taxes or other obligations and liabilities which are due and payable before Closing ;

(iv)         maintain all insurance coverage in place as of the Agreement Date with respect to the Company, its products, the Purchased Assets, and the Company’s employees, officers and directors at presently existing levels;

(v)         permit Buyer and its representatives and agents reasonable access, during business hours and upon reasonable notice, to the Leased Real Property, the employees thereat, and to the Books and Records and representatives and agents of the Company (and shall direct such representatives and agents to promptly provide full and complete information on the Company, its operations and the Purchased Assets as Buyer may from time to time reasonably request); and

(vi)         deliver to Buyer when available copies of its monthly management financial statements not previously delivered to Buyer.

nor shall the Seller agree or commit to any act or omission which would violate any of the foregoing.

6.2         Further Assurances. Subject to the terms and conditions provided herein, at any time from and after the Closing, at the request of a Party hereto and without further consideration, each other Party shall promptly execute and deliver such further agreements, instruments, certificates and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement and any agreements, instruments, certificates and documents delivered hereby. Seller shall take all actions reasonably required to be taken by it to procure the Court Order, and Seller shall promptly provide Buyer and its counsel with copies of all notices, filings and orders of the court before which the Court Order is being sought that Seller has or receives pertaining to the Court Order, or any other order related to any of the transaction contemplated by this Agreement. After entry of the Court Order, Seller shall not take any action that is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Court Order, without the prior written consent of Buyer. In order to effectuate the successful transfer to Buyer of the 510(k) Clearances on an exclusive basis, and without limiting Seller’s obligations under Section 6.6, Seller acknowledges and agrees that, from and after the Closing, the Company shall not manufacture any product covered by the 510(k) Clearances as in effect prior to Closing.

6.3         Record Retention. Subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), Buyer shall provide Seller and its Affiliates and Representatives with reasonable access, during normal business hours and upon reasonable prior written notice, to the applicable Books and Records pertaining or relating to the period on or before the Closing Date.

6.4         Public Announcements. Except as compelled by judicial or administrative process or by other requirements of Law, the Parties agree not to issue nor permit the issuance of any reports, statements or releases, in each case relating to this Agreement or any other agreement, instrument, certificate or document contemplated hereby or the transactions contemplated hereby or thereby, without the prior written consent of the other Party, which consent shall not unreasonably be withheld. To the extent compelled by Law, each Party shall have the right to review any report, statement or release as promptly as possible prior to its publication and to reasonably consult with the other Party with respect to the content thereof.

6.5      Confidentiality.

6.5.1    Seller shall at all times maintain the confidentiality of Confidential Information of the Company and its Affiliates, and Seller shall not disclose any such information to any Person, nor shall Seller use Confidential Information for any purpose except for the benefit of the Company. “Confidential Information” shall mean the following: (i) trade secrets concerning the Company, including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, advertising methods, sales methods, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under applicable Law; (ii) confidential or proprietary information concerning the Company (which includes financial projections and budgets, historical and projected sales, capital spending budgets and plans, personnel training and techniques and materials and operating procedures), however documented; (iii) notes, analyses, compilations, studies, summaries and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing; and (iv) the terms of this Agreement and any other agreement, certificate, instrument and document contemplated hereby. The restrictions contained in this Section 6.5.1 shall apply regardless of whether such Confidential Information (a) is in written, graphic, recorded, photographic or any machine readable form or is orally conveyed to, or memorized by, Seller or its Affiliates, or (b) has been labeled, marked or otherwise identified as confidential or proprietary.

6.5.2    Seller’s duty of confidentiality with regard to the Confidential Information shall not extend to: (i) any Confidential Information that, at the time of disclosure, had been previously published and was generally available and part of the public domain; (ii) any Confidential Information that is published and becomes generally available and part of the public domain after disclosure, unless such publication is a breach of this Agreement by Seller; (iii) any Confidential Information that is obtained by Seller from a third person who is not Known by Seller to be in violation of any contractual, legal, or fiduciary obligation to Buyer or any of its Affiliates with respect to the Confidential Information; (iv) any Confidential Information reasonably necessary to be disclosed by Seller to pursue or defend any claims of breach or failure to perform this Agreement or any other agreement contemplated hereby; and (v) any disclosure of the terms of this Agreement and any other agreement, certificate, instrument and document contemplated hereby or of any Confidential Information in the proceedings to obtain the Court Order or to comply with applicable SEC disclosure requirements.

6.5.3    In the event that Seller is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process or legal obligation) to disclose any Confidential Information (including the terms of this Agreement), Seller agrees to: (i) give prompt written notice to Buyer of such request or subpoena in order to allow Buyer an opportunity to seek an appropriate protective order or to waive compliance with the provisions of this Agreement; and (ii) at Buyer’s expense, cooperate with Buyer and with counsel for Buyer in responding to such request or subpoena as provided below. If Buyer fails to obtain a protective order and does not waive its rights to confidential treatment under this Agreement, then Seller may disclose only that portion of any Confidential Information which its counsel advises in writing that Seller is compelled to disclose pursuant to Law. Seller further agrees that in no event will Seller oppose action to obtain an appropriate protective order or other reliable promises that confidential treatment will be accorded to the Confidential Information.

6.6      Non-Competition.

6.6.1    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of Seller’s Affiliates to, directly or indirectly, within the Territory, (i) engage in or assist others in engaging in the Business (other than at the direction or for the benefit of Buyer and its Affiliates); (ii) have an interest in any Person that engages directly or indirectly in the Business in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Company and any Person that becomes a client or customer of Buyer after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person.

6.6.2    Seller acknowledges that a breach or threatened breach of this Section 6.6 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Further, Seller acknowledges that Buyer’s damages shall not be limited to the amount of the Purchase Price (if any) that is allocated to the covenants set forth in this Section 6.6 pursuant to Section 8.3.

6.6.3    Seller acknowledges that the restrictions contained in Section 6.5 and this Section 6.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 6.5 or this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in Section 6.5 and this Section 6.6 and each provision hereof are severable and distinct covenants and provisions. Notwithstanding anything herein, in the event of any breach by Seller of the covenants set forth in Section 6.5 and this Section 6.6, the Restricted Period shall be extended by the period of the duration of such breach. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.7      Deferred Assets and Liabilities.

6.7.1    Notwithstanding anything to the contrary contained in this Agreement, if the transfer, assignment, conveyance or delivery of any Purchased Asset, Assumed Contract or Permit contemplated by this Agreement or any right, claim, benefit or liability arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any consent or approval of any Governmental Authority or other Person (collectively, the “Deferred Assets” which are set forth on Schedule 6.7), then, subject to Section 6.7.2, such Deferred Assets shall not be transferred, assigned, conveyed or delivered unless and until such transfer, assignment, conveyance or delivery is, as applicable, permitted by applicable Law or any required consent or approval is given or obtained. The failure to transfer, assign, convey or deliver any Deferred Asset shall not (in and of itself) constitute a breach, misrepresentation or violation or non-performance of any agreement, covenant, obligation, representation or warranty under this Agreement or any ancillary agreement.

6.7.2    If any consent or approval is required to transfer, assign, convey or deliver any Deferred Asset, then from and after the Closing until such time such consent or approval is obtained or given and to the extent permitted by applicable Law, (i) Seller shall use commercially reasonable efforts to provide Buyer and its Affiliates the maximum allowable use of such Deferred Assets (which shall include, at a minimum, the economic benefits of such Deferred Assets), including by establishing an agency or similar arrangement reasonably satisfactory to Buyer and Seller, under which Buyer or its designated Affiliates would obtain, to the fullest extent reasonably practicable and permitted by applicable Law, the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement), and (ii) Seller shall exercise, enforce and exploit, only at the direction of and for the benefit of Buyer, any and all claims, rights and benefits of Seller arising in connection with such Deferred Asset. During such period, (x) Seller will promptly pay, assign and remit to Buyer when received, all monies relating to the period after the Closing received by Seller to the extent arising out of any Deferred Asset, and (y) Buyer shall promptly indemnify and pay, perform and discharge when due any liability or obligation arising with respect to any Deferred Assets after the Closing.

6.8      Receipts and Disbursements.

6.8.1    In the event that Buyer receives any payments subsequent to the Closing Date relating to any Receivables, such payment shall be immediately forwarded and remitted to Seller. Seller agrees that it shall not, and shall ensure that its Affiliates and Representatives do not, contact any customer of the Company with respect to any unpaid Receivable owed by such customer until at least sixty (60) days after the due date for payment of such Receivable, and at that time makes best efforts to contact the customer with a Representative of Buyer.

6.8.2    In the event that Seller receives any payments subsequent to the Closing Date relating to any amount due to Buyer, such payment will be the property of, and will be immediately forwarded and remitted to Buyer.

6.9    Pro Rating of Expenses. After the Closing Date, any bills or requests for payment received by Seller or Buyer in connection with the Business or with respect to the Purchased Assets which reflect in whole or part liabilities retained or assumed, respectively, by Seller on the one hand, or Buyer, on the other (excluding any Taxes measured on the basis of income or receipts), shall be allocated such that Seller is responsible for payment with respect to any period ending on the Closing Date and the Buyer is responsible for payment with respect to any period starting after the Closing Date.

6.10       Use of Biosynergy Name. Seller agrees that, as of the Closing Date, it will cease, and will cause its Affiliates to cease, to use the name “Biosynergy” and any related marks in the Business, and will promptly amend Seller’s certificate of incorporation (or equivalent) to adopt a new corporate name not including “Biosynergy”. Seller may continue to use the name ”Biosynergy” in its banking and collection activities until the six-month anniversary of the Closing Date.

6.11        Manufacturing Agreement. The Parties agree to cause the Manufacturing Agreement to remain in full force and effect after the date of this Agreement until the Closing Date.

6.12       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

6.13       Notification of Certain Matters. Between the date of this Agreement and the Closing Date, each Party shall give prompt notice to the other Party at such time that such Party becomes aware of the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which has caused (a) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate, in each case that would give rise to a failure of any of the conditions set forth in Section 2.4 to be satisfied, or (b) such Party to fail to comply with or satisfy in any material respect any covenant, condition or agreement, in each case that would give rise to a failure of any of the conditions set forth in Section 2.4 to be satisfied. Additionally, from the date hereof until the Closing Date, Seller may disclose to Buyer in writing (in the form of an updated disclosure schedule) any development, fact or circumstance arising after the date hereof causing a breach of any of the representations and warranties contained in Article 3 or Article 4 hereof or a breach of the covenants in this Agreement made by Seller; provided, however, that such disclosures will not be deemed to amend or supplement any disclosure schedule delivered as of the date hereof for purposes of the conditions to closing set forth in Section 2.4, and provided, further, that in the event Seller discloses any inaccuracy in a disclosure schedule, then, and so long as such disclosure gives rise to a failure of the condition set forth in Section 2.4.1(viii) to be satisfied so that Buyer is not required to complete the Closing, Buyer shall not be entitled to rely on such inaccuracy for purposes of indemnification under Article 7 after Closing. Nothing herein shall preclude or limit any claim or action for Fraud with respect to any inaccuracy that exists as of the date of this Agreement but is not disclosed prior to the Closing pursuant to this Section 6.13.

7.	Indemnification.

7.1          Seller Indemnification. Seller shall defend, indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective successors and assigns, directors, officers, managers, members, partners, equityholders, employees, agents and representatives (collectively, the “Buyer Group”), from and against any and all Losses arising out of, or caused by, any of the following:

7.1.1    Breach of Representations and Warranties. Any breach of any warranty or representation of Seller contained in this Agreement.

7.1.2    Breach of Covenants. Any breach of any covenant or agreement of Seller in this Agreement.

7.1.3    Excluded Liabilities. Any and all Excluded Liabilities.

7.1.4    Successor Liabilities. Any Loss that may be imposed upon Buyer or its Affiliates as a result of any Law under which Buyer or any of its Affiliates may have successor liability for any Tax.

7.1.5    Third Party Claim Defense Costs. Any amounts paid by the Buyer Group in defending a third party claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would entitle a member of the Buyer Group to indemnification hereunder, subject in each case to the limitations as to survival set forth in Section 7.4 and the limitations as to amount set forth in Section 7.5 that would be applicable to any such underlying right to indemnification based on such assumed facts, circumstances or claims

7.2      Buyer’s Indemnification. Buyer shall defend, indemnify and hold harmless Seller, its respective Affiliates, successors and assigns and the directors, officers, managers, members, partners, employees, agents and Representatives of any of them (collectively, the “Seller Group”), from and against any and all Losses arising out of, or caused by, or relating to any of the following:

7.2.1    Breach of Representations and Warranties. Any breach of any warranty or representation of Buyer contained in this Agreement.

7.2.2    Breach of Covenants. Any breach of any covenant or agreement of Buyer in this Agreement.

7.2.3    Third Party Claim Defense Costs. Any amount paid by the Seller Group in defending a third party claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would entitle a member of the Seller Group to indemnification hereunder, subject in each case to the limitations as to survival set forth in Section 7.4 and the limitations as to amount set forth in Section 7.5 that would be applicable to any such underlying right to indemnification based on such assumed facts, circumstances or claims.

7.3          Indemnification Procedures. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any member of the Buyer Group or the Seller Group, as the case may be (in either case, referred to as, the “Indemnitee”), is or may reasonably be entitled to indemnification from Seller under Section 7.1 or from Buyer under Section 7.2, as the case may be (in either case, referred to as, the “Indemnitor”), all amounts owed by the Indemnitor to the Indemnitee (if any), shall be paid in full within five (5) Business Days upon the earlier to occur of (a) a final settlement or agreement as to the amount owed is agreed and executed (unless otherwise provided in such final settlement or agreement) or (b) a final, nonappealable judgment has been rendered requiring such indemnification payment. Such payments shall be paid by wire transfer of immediately available funds to the bank accounts designated in writing by such Indemnitee; provided, any Losses payable to a Buyer Indemnitee pursuant to this Section 7, shall be satisfied solely from the Indemnification Escrow Fund.

7.4          Third Party Claims. If any Indemnitee receives notice of an Action for an Indemnification Matter made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnitee with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnitor reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitor shall have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, and the Indemnitee shall cooperate in good faith in such defense; provided, that if the Indemnitor is Seller, such Indemnitor shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnitee. In the event that the Indemnitor assumes the defense of any Third Party Claim, subject to Section 7.3, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnitor’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee, provided, that if in the reasonable opinion of counsel to the Indemnitee, (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnitor; or (B) there exists a conflict of interest between the Indemnitor and the Indemnitee that cannot be waived, the Indemnitor shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required. If the Indemnitor elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may, subject to Section 7.3, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management and employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

7.5         Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnitor shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, except as provided in this Section 7.5. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Indemnitor desires to accept and agree to such offer, the Indemnitor shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnitor as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnitor may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnitee has assumed the defense pursuant to Section 7.3, it shall not agree to any settlement without the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

7.6         Direct Claims. Any Action for an Indemnification Matter by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitor shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

7.7         Buyer Group Activities. The Buyer Group Indemnitees shall not have any claim for Losses under this Agreement (i) to the extent that any liability or obligation arises as a result of any action taken or omitted to be taken by any Buyer Group Indemnitees, (ii) as a result of the identity of any Buyer Group Indemnitees, or (iii) in respect of any Losses from a breach of this Agreement that were consented to, encouraged or instigated by any Buyer Group Indemnitees.

7.8         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.

7.9         Survival. All representations and warranties, and all covenants and agreements to be performed prior to or at the Closing shall survive the execution and delivery hereof and the Closing hereunder until the close of business on the six (6) month anniversary of the Closing Date (or if such date is not a Business Day, on the next Business Day after such date); provided, that the Fundamental Representations and the covenants of the Parties to be performed after the Closing Date shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect thereto. Any claims for Losses arising out of, or caused by or relating to (i) the matters set forth in Sections 7.1.3 - 7.1.5 and Section 7.2.3 and (ii) fraud, willful misconduct or intentional misrepresentation shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

7.10	Amount of Losses.

7.10.1    Subject to Section 7.10.2, (i) Seller shall have no liability for any individual Loss under Section 7.1.1 unless the amount of Loss arising out of such claim (or series of claims arising from the same or substantially similar facts or circumstances) exceeds One Thousand Dollars ($1,000); (ii) the maximum liability of Seller for Losses under Section 7.1.1 (other than for breaches of Fundamental Representations) shall not exceed One Hundred Fifty Thousand Dollars ($150,000) (the “Ceiling”), and (iii) the maximum liability of Buyer for Losses under Section 7.2.1 (other than for breaches of Fundamental Representations) shall not exceed the Ceiling.

7.10.2    Notwithstanding the limitations set forth in Section 7.10.1, other than for claims (a) for Losses under Sections 7.1.3 and 7.1.4(b), and (b) for fraud, willful misconduct or intentional misrepresentation, in no event shall the aggregate indemnification amounts paid by Seller under Section 7.1 or the aggregate indemnification amounts paid by Buyer under Section 7.2 exceed the Purchase Price, as adjusted in accordance with Section 2.2.

7.10.3    Notwithstanding anything to the contrary in this Agreement, (i) no investigation by Buyer shall affect the representations and warranties of the Company or Seller under this Agreement or contained in any other agreement, instrument, certificate or document delivered under the terms of this Agreement, (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any of the same is or might be inaccurate in any respect, and (iii) such representations and warranties shall be deemed to be bargained for assurances.

7.10.4     In determining whether an inaccuracy in or a breach of any representation, warranty, agreement or covenant has occurred and the amount of any Losses suffered by an Indemnitee related to any inaccuracy in or breach of any representation, warranty, agreement or covenant, all qualifications or exceptions in such representation, warranty, agreement or covenant relating to or referring to “materiality” or “Material Adverse Effect” or any similar term or phrase shall be disregarded.

7.10.5    Notwithstanding anything in this Agreement to the contrary, no Indemnitor shall be liable for punitive or exemplary damages (“Non-Reimbursable Damages”); provided, however, that any amounts payable pursuant to a Third Party Claim shall not be deemed Non-Reimbursable Damages.

7.11       Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnification payments made to Buyer pursuant to this Agreement as an adjustment to the Purchase Price, unless a “Final Determination” with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price. For purposes of this Agreement “Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870 AD and (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through Proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

7.12       Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except with respect to Fraud, Buyer agrees and acknowledges its sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to this Agreement (including the schedules and Exhibits), any agreement ancillary to this Agreement (including the Escrow Agreement), any certificate or document delivered in connection with this Agreement or any agreement ancillary to this Agreement, the occurrence of the Closing, the Company, the Purchased Assets, the Business, operations, assets, liabilities, actions or inactions, the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, whether at law or in equity, or otherwise, shall be in accordance with, and subject to the limitations set forth in, this Section 7 and the Buyer Group Indemnitees and their respective Affiliates and Representatives shall have no other remedy or recourse with respect to any of the foregoing. In furtherance of the foregoing, Buyer hereby waives, on behalf of itself, the other Buyer Group Indemnitees and their respective Affiliates and Representatives, from and after the Closing, to the fullest extent permitted under applicable Law, and agrees to indemnify the Seller Group Indemnitees and their respective Affiliates and Representatives from and against any and all other rights, claims and causes of action asserted against the Seller Group Indemnitees and their respective Affiliates and Representatives relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any Law or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters (including all matters arising under CERCLA). Buyer acknowledges and agrees that the Buyer Group Indemnitees and their respective Affiliates and Representatives may not avoid such limitation on liability by (a) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (b) asserting or threatening any claim against any person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. BUYER (FOR ITSELF, THE OTHER BUYER GROUP INDEMNITEES AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES AND ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS) EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE THAT LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. BUYER (FOR ITSELF, THE OTHER BUYER GROUP INDEMNITEES AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES AND ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS) UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. BUYER (FOR ITSELF, THE OTHER BUYER GROUP INDEMNITEES AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES AND ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS) ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. Nothing herein contained shall limit Buyer's right (although it shall not have any obligation) to pursue (whether separately, simultaneously or in seriatim) recovery under Buyer's own insurance policies or this Section 7. The pursuit of one or more of such remedies by Buyer shall not waive the right to pursue any other remedy, but any recovery shall reduce Buyer's Losses to the extent of any amounts actually received (net of costs reasonably incurred by Buyer related to seeking such recovery).

7.13       Mitigation; Cooperation. Each party shall take all commercially reasonable steps to mitigate any of its Losses to the extent required by applicable Law. Each of the parties hereto shall cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability and mutually and reasonably agreeing on reasonable legal budgets and fees. Except pursuant to a settlement agreed to by the Indemnitor, the Indemnitee will not waive or release any contractual or other right to recover from a third party any loss subject to indemnification hereby without the prior written consent of the Indemnitor. Notwithstanding anything in this Agreement to the contrary, a Buyer Group Indemnitee shall not be entitled to recover for any Losses pursuant to this Section 7 to the extent such Losses are otherwise recoverable by the Buyer or its Affiliates pursuant to prior acquisition agreements, insurance policies or other agreements existing on the Closing Date. Buyer shall not take or fail to take any action that results in a diminution or termination of any right to recovery of the Buyer or its Affiliates referenced in the immediately preceding sentence are otherwise recoverable by the Buyer or its Affiliates pursuant to prior acquisition agreements, insurance policies or other agreements existing on the Closing Date.

8.	Tax Matters.

8.1         Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any Taxing Authority in connection with the transactions contemplated by this Agreement will be borne by Seller. Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns or other documentation.

8.2         Cooperation on Tax Matters. Seller shall (i) retain all Books and Records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, (ii) abide by all record retention agreements entered into with any Taxing Authority, and (iii) give Buyer reasonable written notice prior to transferring, destroying, or discarding any such Books and Records and, if Buyer so requests, allow Buyer to take possession of such Books and Records.

8.3         Allocation of Purchase Price. The Purchase Price, as adjusted in accordance with Section 2.2, shall be allocated among the assets of the Company in accordance with a purchase allocation statement prepared in accordance with the allocation statement methodology attached hereto as Schedule 8.3 (the “Tax Allocation Statement”). The Tax Allocation Statement is intended to comply with the requirements of Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate).

8.4         Withholding. Buyer will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Purchase Price) such amounts as Buyer (or any Affiliate thereof) shall determine they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so withheld by Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

9.	Additional Terms and Provisions.

9.1         No Third-Party Beneficiaries. Except as expressly set forth herein (including (i) the Buyer Group, members of which shall be express third party beneficiaries hereof, and (ii) the Seller Group, members of which shall be express third party beneficiaries hereof), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

9.2         Entire Agreement. This Agreement and the other certificates, instruments, agreements and documents referenced herein (including, but not limited to, the schedules and the exhibits) constitute the entire agreement among the Parties with respect to the transactions contemplated hereby and supersede any prior understandings or agreements by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.3         Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties (with Suzuki acting on behalf of Seller), and any assignment in contravention of the foregoing shall be null and void; provided, however, Buyer may assign this Agreement and its rights and obligations under this Agreement, in whole or in part, without consent, to any of its Subsidiaries or Affiliates or any Person that acquires all or substantially all of the equity or assets of Buyer, provided that the assignee shall expressly assume all obligations of Buyer hereunder. Further, Buyer may assign any of its rights, interests or obligations hereunder for collateral security purposes to any lender providing financing to Buyer or its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder.

9.4         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by facsimile or electronic mail or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4):

If to Seller, to:

Biosynergy, Inc.

1940 E. Devon Ave

Elk Grove Village, IL 60007

Attention: Fred K. Suzuki, Jr.

Fax: 847-956-6050

Email: fsuzuki@biosynergyinc.com

with copies (which shall not constitute notice) to:

Dickinson Wright PLLC

55 West Monroe Street, Suite 1200

Chicago, IL 60603

Attention: Lauane C. Addis

Fax: 844-670-6009

Email: laddis@dickinsonwright.com

If to Buyer or the Company, to:

c/o Harbour Group Industries, Inc.

7733 Forsyth Boulevard, 23rd Floor

St. Louis, Missouri 63105

Fax: (314) 727 7664

Email: mleeker@harbourgroup.com

Attention: Mark D. Leeker

with copies (which shall not constitute notice) to:

Blank Rome LLP

1825 Eye Street, N.W.

Washington, D.C. 20006

Fax:    (202) 379-9349

Email: kmorrow@blankrome.com,

        msandilands@blankrome.com

Attention:         Kenneth R. Morrow

T. Malcolm Sandilands

or to such other address or addresses as the Parties may from time to time designate in writing. Any notice which is delivered personally or by facsimile or electronic mail in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

9.5         Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

9.6         Jurisdiction and Process. ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.7         Waiver of a Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.8         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller . By an instrument in writing Buyer, on the one hand, or the Seller , on the other hand, may waive compliance by the other with any term or provision hereof that such Party was or is obligated to comply with or perform. A Party’s waiver does not waive any other earlier, concurrent, or later breach or compliance.

9.9         Severability; No Waiver. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

9.10       Expenses. Unless this Agreement expressly provides otherwise, each Party shall bear any expenses it incurs in connection with the negotiation and consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the premium for the Product Tail Policy and the fee payable to the Escrow Agent under the Escrow Agreement shall each be paid one-half by Buyer and one-half by Seller.

9.11       Full Understanding. Each of the Parties hereby acknowledges and confirms that each such Party has read and understands the entirety of this Agreement, including the representations and warranties, covenants and indemnification obligations contained herein. The Parties negotiated this Agreement at arm’s-length, jointly participated in drafting it, and received advice from independent legal counsel before they signed it. Accordingly, any court or other Governmental Authority or arbitrator construing or interpreting this Agreement will do so as if the Parties jointly drafted it and will not apply any presumption, rule of construction, or burden of proof favoring or disfavoring a Party because that party (or any of its representatives) drafted any part of this Agreement.

9.12       Construction. In construing this Agreement, including the exhibits and schedules hereto, the following principles shall be followed: (i) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Section or other subdivision in which any such terms may be employed; (ii) except as otherwise set forth herein, references to Sections, schedules and exhibits refer to the Sections, schedules and exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (iii) a reference to any Person shall include such Person’s predecessors; (iv) no consideration shall be given to the headings of the Sections, schedules, exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (v) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (vi) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or exhibit; (vii) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (viii) the plural shall be deemed to include the singular and vice versa; and (ix) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.

9.13       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.14       Specific Performance. The Parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at Law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief (without any requirement to post bond).

9.15       Termination. In the event that the Closing has not occurred on or before March 31, 2022, each Party may terminate this Agreement by written notice to the other Party.

-SIGNATURE PAGE FOLLOWS-

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Agreement Date.

BUYER:

LCR HALLCREST, LLC

By:
Name: Anthony N. Fonk
Title: President and Chief Executive Officer

SELLER:

BIOSYNERGY, INC.

By:
Name: Fred K. Suzuki, Jr.
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Annex 1

Defined Terms

“510(k) Clearances” has the meaning set forth in Section 4.3.2.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble. “Assumed Contracts” has the meaning set forth in Section 1.1(c).

“Ancillary Document” means each agreement, document, instrument and certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, including the Bill of Sale, the Restrictive Covenant Agreement, the Consulting Agreement and the Escrow Agreement.

“Authorizations” shall mean, as to any Person, all licenses, permits, franchises, orders, accreditations, memberships, approvals, concessions, clearances, registrations, qualifications and other authorizations issued or granted to such Person under applicable Law (including any pending applications), by any Governmental Authority or any other Person.

“Bill of Sale” has the meaning set forth in Section 1.1.

“Books and Records” shall mean the business records (in any form or medium) of the Company, including all books, ledgers, files, reports, plans, records, manuals, sales and credit records, books of account, financial records, invoices, supplier lists, billing records, engineering records, drawings, blueprints, schematics, studies, surveys, reports, advertising and sales material, customer lists, customer records, and test records, provided that the Company may retain the originals of its books, ledgers, sales and credit records, books of account, financial records, invoices, and billing records and supply copies thereof as part of the Books and records transferred hereunder.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Illinois or is a day on which banking institutions located in the State of Illinois are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” has the meaning set forth in Section 7.1.

“Ceiling” has the meaning set forth in Section 7.10.1.

“Closing” has the meaning set forth in Section 2.3.

Annex 1-1

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” has the meaning set forth in Section 4.8.3.

“Confidential Information” has the meaning set forth in Section 6.5.1.

“Consent” means any approval, consent, ratification, novation, waiver, exemption or other authorization.

“Consulting Agreement” has the meaning set forth in Section 2.4.1(iii).

“Contract” means, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, sublease, purchase order, sales order, arrangement or other commitment, obligation or understanding, express or implied, of any nature whatsoever to which a Person is a party or by which a Person or its assets or properties are bound.

“Court Order” has the meaning set forth in Section 2.4.1(vii).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Government Entity in connection with or in response to COVID-19.

“Direct Claim” has the meaning set forth in Section 7.6.

“Environmental Laws” means all federal, state or local Laws and any implementing regulations or written agency guidance or policy as well as common laws relating to the environment (including ambient air, surface water, groundwater, structures and improvements, land surface or subsurface strata), protection of human health and safety relating to the environment, or workplace health and safety relating to the environment, including relating to (i) releases or threatened releases of Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, storage, labeling (including failure to label), transport or management of Hazardous Materials, (iii) the management of asbestos or lead in buildings or other structures, or (iv) the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act and the Occupational Health and Safety Act.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

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“Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual.

“FDA” means the United States Food and Drug Administration.

“Final Determination” has the meaning set forth in Section 7.6.

“Fundamental Representations” means those representations and warranties set forth in Section 3.3 (Broker Fees), Section 4.4.1 (Title to Assets), and Section 5.4 (Broker Fees).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority (including any regulatory, administrative, and self-regulatory authority), department, commission, board or bureau thereof or any federal, state, local or foreign court, arbitrator or tribunal.

“Hazardous Materials” means any toxic or hazardous substance, material, or waste, and any other contaminant or pollutant, whether liquid, solid, semi solid, sludge and/or gaseous, including chemicals, compounds, by products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, and any other material or substance, whether waste materials, raw materials or finished products regulated or governed by any Environmental Law.

“IDR” and “IDR Withholding Amount” have the meanings set forth in Section 2.4.3(xii).

“Indemnification Escrow Amount” means $150,000.

“Indemnification Escrow Fund” means the account designated by the Escrow Agent for holding and disbursing the Escrow Amount.

“Indemnification Matter” has the meaning set forth in Section 7.3.

“Indemnitee” has the meaning set forth in Section 7.3.

“Indemnitor” has the meaning set forth in Section 7.3.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, certification marks, collective marks, fictional business names, trade names, brand names, trade dress, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, social media handle or page name; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), mask works, rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing, all registrations and applications for registration of such copyrights, and all issuances, extensions, renewals, and equivalents of such registrations and applications; (iv) confidential information, ideas, formulas, designs, diagrams, schematics, specifications, algorithms, devices, technology, know-how, conceptions, inventions, research and development, inventions, methods, data, databases and data collections, processes, proprietary information, protocols, compositions and other trade secrets, whether or not patentable; (v) patents, inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions; (vi) Software; and (vii) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.

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“Intellectual Property Registrations” has the meaning set forth in Section 4.8.1.

“Inventory” shall mean (i) all inventory, merchandise, products and other personal property held or stored for the purposes of, or used in connection with, the Business, including finished goods, parts and equipment, raw materials, packaging supplies and work-in-process, in each case to the extent usable or saleable in the Ordinary Course, (ii) any prepaid deposits for such inventory, merchandise, products or other personal property, and (iii) any and all rights to the warranties received from suppliers with respect to such inventory, merchandise, products or other personal property (to the extent assignable) and related claims, credits, rights of recovery and set off with respect thereto.

“Knowledge of Seller,” “to Seller’s Knowledge” and similar phrases mean the actual knowledge of Suzuki, after reasonable inquiry of individuals employed by the Company responsible for the matter being represented or warranted.

“Law” means any statute, law (including, without limitation, common, statutory, civil, criminal, domestic and foreign law), ordinance, regulation, rule, code (including, without limitation, competition law or regulation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations), Order, legislation, constitution, treaty, convention, judgment, decree, or other requirement or rule of law of any Governmental Authority.

“Lease” means that certain Industrial Lease Agreement dated January 8, 2015, by and between Bristol Devon LLC, a Delaware limited liability company, and the Company, as amended by that certain First Amendment to Industrial Lease dated February 5, 2018, and that certain Second Amendment to Industrial Lease dated February 7, 2020.

“Leased Real Property” means that certain property located at 1940 E. Devon Avenue, Elk Grove Village, Illinois 60007, comprised of 11,000 square feet and more fully described in the Lease.

“Liabilities” means any liability or obligation of any kind (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined or indeterminable, disputed or undisputed, liquidated or unliquidated, joint or several, secured or unsecured, vested or unvested, and whether due or to become due, regardless of when asserted, and whether or not the same is required to be accrued on financial statements.

“Liens” means and includes security interests, mortgages, liens, licenses, pledges, charges, easements, encroachments, reservations, restrictions, including contractual, claims, clouds, servitudes, rights of way, options, rights of first refusal or options, community or other marital property interests, equitable interests, trust or similar restriction, restrictions of any kind, including, any voting or other transfer restrictions, receipt of income or exercise of any other attribute of ownership restrictions, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances of any nature whatsoever or any other statutory liens or trusts that are created under any other applicable Law.

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“Losses” or “Loss” of a Person means any and all losses (including a diminution in value of assets and lost profits), Liabilities, damages, claims, awards, judgments, Tax deficiencies, Taxes (including interest and penalties thereon), settlements, fines, penalties, assessments, costs and expenses (including the reasonable costs of investigation, remediation and professional fees, including those of attorneys, consultants and experts, any applicable state or local filing fees or organizational fees, and expenses paid in connection with the foregoing) suffered, sustained or incurred by such Person, whether or not foreseeable.

“Material Adverse Effect” means, with respect to any Person, any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), prospects, Liabilities, employee relations, customer or supplier relations or results of operations of such Person and its Subsidiaries, taken as a whole, including as may be caused by any infectious disease outbreaks, including COVID-19.

“Manufacturing Agreement” means that certain Contract Manufacturing Agreement by and between Seller and Buyer, dated August 6, 2021, and all amendments, modifications and extensions thereof.

“Non-Reimbursable Damages” has the meaning set forth in Section 7.5.6.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative or arbitral orders, fines, citations or awards, including COVID-19 Measures, and legally binding determinations of any Governmental Authority, including any arbitrator.

“Ordinary Course” means as to the Company or the Business, the maintenance of operations in the ordinary course of business consistent with past practices.

“Party(ies)” has the meaning set forth in the Preamble.

“Permitted Liens” means the Liens set forth on Schedule 4.4.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.

“Proceedings” means audits, examinations, actions, suits, claims, demands, charges, complaints, litigation, reviews, hearings and investigations and legal, administrative or arbitration proceedings (including trademark oppositions and cancellation actions).

“Product Tail Policy” has the meaning set forth in Section 2.4.3(xi).

“Purchase Price” means One Million Five Hundred Thousand Dollars ($1,500,000).

“Purchased Assets” has the meaning set forth in Section 1.1

“Related Party” has the meaning specified in Section 4.9.

“Restricted Period” has the meaning set forth in Section 6.6.1.

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“Restrictive Covenant Agreement” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 7.2.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, templates, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form, and related documentation, specifications and programmer comments, flow charts, and notes.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity securities (including securities exercisable for such equity securities) or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors (or any equivalent governing body).

“Suzuki” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means (a) any foreign, federal, state, provincial or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, escheat, unclaimed property (regardless of whether such escheat or unclaimed property is considered a Tax under applicable law), payroll, withholding (including under Section 409A of the Code), unemployment compensation, social security, retirement, environmental (including any Taxes imposed under Section 59A of the Code) or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing (or for the failure to file a Tax Return or a complete and accurate Tax Return).

“Tax Allocation Statement” has the meaning set forth in Section 8.3.

“Tax Returns” means all returns and reports (including Foreign Bank Account Reports), amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Taxing Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Territory” means the United States of America and Canada.

“Third Party Claim” has the meaning set forth in Section 7.4.

“Treasury Regulations” means the income tax Treasury Regulations promulgated under the Code, as the same may be amended from time to time.

“WARN Act” means the Worker Adjustment, Retraining and Notification Act, 29 U.S.C. § 2101, et seq. and any similar state laws, rules or regulations.

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